NORDSON CORPORATION

2004 MANAGEMENT
INCENTIVE COMPENSATION PLAN

1. PLAN OBJECTIVES

The objectives of the Plan are to enhance the Corporation’s ability to attract and retain qualified employees and to provide incentives that motivate employees to achieve challenging strategic and operating objectives.

2. DEFINITIONS

For purposes of the Plan, the following definitions will control:

a. “Corporation” - Nordson Corporation, its divisions and subsidiaries.

b. “Board” - The Board of Directors of Nordson Corporation.

c.	“Committee” – A subcommittee of the Compensation Committee of the Board constituted in a manner consistent with the “outside director” standard of Section 162(m) of the Internal Revenue Code.

d.	“Incentive Award’ - Awards made by the Committee under this Plan. All awards will be paid in cash unless otherwise determined by the Committee.

e.	“Plan” - This 2004 Management Incentive Compensation Plan, as amended from time to time.

f. “Plan Year” - The Corporation’s fiscal year.

3. ADMINISTRATION OF THE PLAN

The Plan will be administered by the Committee. The Committee is authorized to interpret the Plan and to establish and amend guidelines necessary for Plan administration. Decisions and determinations of the Committee will be binding on all persons claiming rights under the Plan.

The Committee can amend the Plan to the extent necessary to treat the compensation payable under the Plan as qualified performance-based compensation exempt from the non-deductible limitation of Section 162(m) of the Internal Revenue Code.

4. DESCRIPTION OF THE PLAN

At the beginning of each Plan Year, the Chief Executive Officer will submit to the Committee recommendations for the Plan Year with respect to proposed participants and Incentive Awards, and the Committee may approve or modify these recommendations.

5. PARTICIPANTS

Participants will be selected by the Committee each Plan Year from among the executive officers of the Corporation. Directors who are employees of the Corporation will be eligible for participation.

a.	Awards under the Plan may be made only to officers of the Corporation who are in a position to make significant contributions to the financial success of the Corporation.

b.	In the event of termination of employment during a Plan Year by reason of disability, retirement within the provisions of the Retirement Plan or other policies of the Corporation, plant closing or divestiture of a business unit, the participant will earn a pro-rata amount of his or her Incentive Award based on the time employed prior to termination during the Plan Year and upon the Corporation’s actual performance during the entire Plan Year.

c.	In the event of a death of a participant during the Plan Year, the participant’s beneficiary under the Corporation’s pension plan will receive a pro-rata amount based on the time employed prior to death during the Plan Year and upon the Corporation’s actual performance during the entire Plan Year.

d.	In the event of termination of employment during a Plan Year for any other reason, participation in the Plan will be as determined by the Committee.

6. TARGET AWARD LEVELS

The target award level of each Incentive Award will be expressed as a percentage (not to exceed 200%) of a participant’s base salary earned during the Plan Year, as approved by the Committee. The maximum annual dollar award to any participant for a Plan Year may not exceed $2,000,000.

7. FORMULA OR STANDARD

The method for computing the portion of the target award level of each Incentive Award to be paid to a participant will be based on an objective formula or standard, as approved by the Committee. The Committee may not increase the amount that will be due in accordance with the formula or standard but will retain discretion to reduce an Incentive Award at any time before it is paid.

8. PERFORMANCE FACTORS

The objective formula or standard for computing the amount of each Incentive Award that a participant will be paid may be based on any of the following business criteria, either alone or in any combination, and on either a consolidated or business unit level, as the Committee may in each case determine: return on net assets, return on capital employed, economic value added, sales, revenue, earnings per share, operating income, net income, earnings before interest and taxes, return on equity, total shareholder return, market valuation, cash flow, completion of acquisitions, product and market development, inventory management, working capital management and customer satisfaction.

The foregoing business criteria may be clarified by reasonable definitions adopted from time to time by the Committee, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities; expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of acquisitions, divestitures or reorganizations. Any of the foregoing criteria may apply to a participant’s award opportunity for any period in its entirety or to any designated portion of the award opportunity, as the Committee may specify.

9. PAYMENTS OF AWARDS

Following the end of the each Plan Year, the Committee will confirm the calculation of each participant’s Incentive Award, if any, based on the applicable formula or standard and will certify achievement of the applicable business criteria prior to payment of any award. Payment of Incentive Awards, if any, will be made, subject to deferral, following the Plan Year in which the Incentive Award was earned.

10. COMMUNICATION OF THE PLAN

After performance results are known and the Committee certifies achievement, the Chief Executive Officer, or his designee, will communicate to each participant the specific performance factors, the Incentive Award levels, and the manner in which awards will be paid.

11. TERM OF THE PLAN

The Plan will remain in effect until terminated by the Committee.